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                                                                     EXHIBIT 5.1

December 18, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Microtune Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

     As legal counsel for Microtune, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 7,206,125 shares of common stock, $0.001 par value (collectively, the "Shares") issued to the selling stockholders by the Company in connection with the acquisition of Transilica Inc., a California corporation.

     We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.

     This opinion is to be used only in connection with the resale of the Shares while the Registration Statement is in effect.

                                        Respectfully submitted,


                                        /s/ Gray Cary Ware & Freidenrich LLP
                                        ----------------------------------------
                                        GRAY CARY WARE & FREIDENRICH LLP